                                                                       Exhibit A





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                            SHARE PURCHASE AGREEMENT

                           DATED AS OF JULY 31, 1995

                                REGARDING SHARES
                                       OF

                SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK,
                         PAR VALUE $0.00001 PER SHARE,

                                       OF

                               SA HOLDINGS, INC.





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
                               TABLE OF CONTENTS



SECTION 1.  SALE AND PURCHASE OF PREFERRED STOCK  . . . . . . . . . . . . . . . . . .    2

SECTION 2.  THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

SECTION 3.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

SECTION 4. REPRESENTATIONS AND WARRANTIES  OF THE COMPANY . . . . . . . . . . . . . .    7
         4.1.    Corporate Existence and Power  . . . . . . . . . . . . . . . . . . .    7
         4.2.    Authorization of Borrowing; No Conflict as to Law or Agreements  . .    7
         4.3.    Legal Agreements . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         4.4.    Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         4.5.    Offering of Shares . . . . . . . . . . . . . . . . . . . . . . . . .    8
         4.6.    SEC Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

SECTION 5. REPRESENTATIONS AND COVENANTS OF THE PURCHASER . . . . . . . . . . . . . .    9
         5.1.    Representations  . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         5.2.    Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

SECTION 6.  RESTRICTIONS ON TRANSFER  . . . . . . . . . . . . . . . . . . . . . . . .   10

SECTION 7.  COVENANTS OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . .   11
         7.1.    Office for Payment, Exchange and Registration; Location of Office. .   11
         7.2.    Reservation of Shares  . . . . . . . . . . . . . . . . . . . . . . .   11
         7.3.    Listing of Shares  . . . . . . . . . . . . . . . . . . . . . . . . .   11
         7.4.    Securities Exchange Act Registration   . . . . . . . . . . . . . . .   11
         7.5.    Private Placement Status   . . . . . . . . . . . . . . . . . . . . .   12
         7.6.    Delivery of Information  . . . . . . . . . . . . . . . . . . . . . .   12
         7.7.    Financial Reports    . . . . . . . . . . . . . . . . . . . . . . . .   12


SECTION 8.  REGISTRATION RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

SECTION 9.  CONDITIONS TO PURCHASER'S OBLIGATIONS . . . . . . . . . . . . . . . . . .   18
         9.1.   Certificate of Designations   . . . . . . . . . . . . . . . . . . . .   18
         9.2.   Accuracy of Representations and Warranties  . . . . . . . . . . . . .   18
         9.3.   Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         9.4.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

SECTION 10.  BROKERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

SECTION 11.  BREACH OF REPRESENTATIONS, WARRANTIES AND COVENANTS  . . . . . . . . . .   19

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                                                                                      ----
SECTION 12.  SPECIFIC PERFORMANCE . . . . . . . . . . . . . . . . . . . . . . . .       19

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       20

SECTION 13.  HOME OFFICE PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . .       20

SECTION 14.  AMENDMENTS AND WAIVERS . . . . . . . . . . . . . . . . . . . . . . .       20

SECTION 15.  EXCHANGE OF SHARES; CANCELLATION OF SURRENDERED
              SHARES; REPLACEMENT . . . . . . . . . . . . . . . . . . . . . . . .       21

SECTION 16.  NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       21

SECTION 17.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . .       21

                            SHARE PURCHASE AGREEMENT


                 SHARE PURCHASE AGREEMENT dated as of July 31, 1995 by and between SA Holdings, Inc., a Delaware corporation (the "Company"), and the Purchaser listed on the signature page of this Agreement (the "Purchaser").



                              W I T N E S S E T H:


                 WHEREAS, the Company desires to sell to the Purchaser and the Purchaser desires to purchase from the Company shares of Series A Cumulative Convertible Preferred Stock, $.00001 par value per share, of the Company, all upon the terms and provisions hereinafter set forth.

                 NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.  SALE AND PURCHASE OF PREFERRED STOCK

                 (a) The Company agrees to sell to the Purchaser and, subject to the terms and conditions hereof and in reliance upon the representations and warranties of the Company contained herein or made pursuant hereto, the Purchaser agrees to purchase from the Company on the Closing Date specified in Section 2 hereof, the number of shares of the Company's Series A Cumulative Convertible Preferred Stock, $.00001 par value per share, set forth opposite the Purchaser's name on Schedule 1 hereto. The shares of such Series A Convertible Preferred Stock being acquired under this Agreement and by the other Purchasers under the other Share Purchase Agreements (as hereinafter defined) are collectively herein referred to as the "Shares", containing rights and privileges as more fully set forth in the Certificate of Designations of the Board of Directors of the Company in the form attached hereto as Exhibit A (the "Certificate of Designations").

                 (b) The purchase price to be paid to the Company by the Purchaser for the Shares to be purchased by the Purchaser pursuant to this Agreement shall be the amount set forth opposite the Purchaser's name on
Schedule 1 hereto. No further payment shall be required from the Purchaser for the Shares.

                 (c)      The Shares are being sold to the purchasers listed on
Schedule 1 hereto (the "Purchasers") pursuant to this Agreement and other substantially identical agreements dated as of the date hereof (all such agreements collectively, as from time to time assigned, supplemented or amended or as the terms thereof may be waived, the "Share Purchase Agreements"). All Share Purchase Agreements shall be dated the date hereof and shall be identical except as to the identities of the respective Purchasers. The sale of Shares to each Purchaser under each Share Purchase Agreement is to be a separate sale, and no Purchaser shall have any liability under any Share Purchase Agreement other than the Share Purchase Agreement to which it is a party.


SECTION 2.  THE CLOSING

                 (a) Subject to the terms and conditions hereof, the closing of the purchase and sale of the Shares to be purchased by the Purchaser (the "Closing") will take place at the offices of Arter & Hadden, Dallas, Texas, on July 31, 1995 or such other time and date as shall be mutually agreed to by the Company and the Selling Shareholders (defined below) for the closing of the acquisition of the stock of U.S. Communications, Inc.; provided that the Closing shall occur no later than August 3, 1995. Such time and date are herein referred to as the "Closing Date".

                 (b) Subject to the terms and conditions hereof, on the Closing Date (i) the Company will deliver to the Purchaser a certificate registered in the Purchaser's name (or its nominee, if any, as specified on Schedule 1 hereto) evidencing the number of Shares set forth opposite the Purchaser's name on Schedule 1 and (ii) upon the Purchaser's receipt thereof, the Purchaser will deliver to the Company a certified or official bank check (or wire transfer) in an amount equal to the purchase price (as specified in Section 1(b) hereof) for the Shares to be purchased by the Purchaser payable to the order of the Company in federal or other immediately available funds.


SECTION 3.  DEFINITIONS

                 For purposes of this Agreement, the following definitions shall apply (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

                 "Acquisition Agreement" means the Stock Purchase Agreement dated as of June 30, 1995, as amended, between the Company, U.S.
Communications, Inc. and the Selling Shareholders.

                 "Affiliate" means (a) any director, officer or employee of the Company, (b) any Person who, individually or with his or her immediate family or any other Affiliate, directly or indirectly, beneficially owns or holds 5% or more of the voting interest in the Company, or (c) any corporation, partnership or other Person in which any Person described above owns a 5% or greater equity interest. Without limiting the generality of the foregoing, Jack W. Matz, Jr. shall at all times be deemed to be an Affiliate of the Company.

                 "Agreement" means this Share Purchase Agreement (together with exhibits and schedules) as from time to time assigned, supplemented or amended or as the terms hereof may be waived.

                 "Board" or "Board of Directors" means with respect to any Person which is a corporation, a business trust or other entity, the board of directors or other group, however, designated, which is charged with legal responsibility for the management of such Person, or any committee of such board of directors or group, however designated, which is authorized to exercise the power of such board or group in respect of the matter in question.

                 "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in the State of Texas are authorized or obligated by law or executive order to close.

                 "Certificate of Designations" has the meaning set forth in
Section 1(a) hereof.

                 "Closing" has the meaning set forth in Section 2(a) hereof.

                 "Closing Date" has the meaning set forth in Section 2(a) hereof.

                 "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and interpretations thereunder.

                 "Commission" means the Securities and Exchange Commission and any other similar or successor agency of the federal government administering the Securities Act or the Securities Exchange Act.

                 "Common Stock" of the Company or of a Subsidiary (as the case may be) shall mean the Company's or a Subsidiary's (as the case may be) present authorized Common Stock and any stock into which such Common Stock may hereafter be changed or for which such Common Stock may be exchanged after giving effect to the terms of such change or exchange (by way of reorganization, recapitalization, merger, consolidation or otherwise) and shall also include any common stock of the Company or of a Subsidiary (as the case may be) hereafter authorized and any capital stock of the Company or of a Subsidiary (as the case may be) of any other class hereafter authorized which is not preferred as to dividends or assets over any other class of capital stock of the Company or of a Subsidiary (as the case may be) or which has ordinary voting power for the election of directors of the Company or of a Subsidiary (as the case may be).

                 "Company" means SA Holdings, Inc., a Delaware corporation, its successors and assigns.

                 "Conversion Share" or "Conversion Shares" means the shares of the Company's Common Stock, $.0001 par value per share, obtained or obtainable upon conversion of

Shares and shall also include any capital stock or other securities into which Conversion Shares are changed and any capital stock or other securities resulting from or comprising a reclassification, combination or subdivision of, or a stock dividend on, any Conversion Shares. In the event that any Conversion Shares are sold either in a public offering pursuant to a registration statement under Section 6 of the Securities Act or pursuant to a Rule 144 Transaction, then the transferees of such Conversion Shares shall not be entitled to any benefits under this Agreement with respect to such Conversion Shares and such Conversion Shares shall no longer be considered to be "Conversion Shares" for purposes of Section 8 hereof, for purposes of the definition of Majority Shareholders or for purposes of any consent or waiver provision of this Agreement.

                 "Convertible Preferred Stock" means the Company's Series A Cumulative Convertible Preferred Stock, $.00001 par value per share, which will be duly authorized on the Closing Date and which will have the rights, powers and privileges on the Closing Date as more fully set forth in the Certificate of Designations.

                 The phrase "current conversion price" has the meaning specified in Section 7(h) of the Certificate of Designations.

                 "Majority Shareholders" means the holder or holders, at the time, of at least fifty-one percent (51%) of the Conversion Shares, including the Conversion Shares then outstanding and the Conversion Shares then obtainable under outstanding Shares.

                 "Outstanding" or "outstanding" means

                 (a) when used with reference to the Shares or the Conversion Shares as of a particular time, all Shares or Conversion Shares theretofore duly issued except:

                 (i) Shares and Conversion Shares theretofore reported as lost, stolen, mutilated or destroyed or surrendered for transfer, exchange or replacement, in respect of which new or replacement Shares or Conversion Shares have been issued by the Company,

                 (ii) Shares and Conversion Shares theretofore cancelled by the Company,

                 (iii) Shares and Conversion Shares registered in the name of, as well as Shares and Conversion Shares owned beneficially by, the Company, any Subsidiary or any of their Affiliates and

                 (b) when used with reference to the number of shares of Common Stock of the Company as at a particular time, the then issued and outstanding shares of Common Stock of the Company (not including treasury shares or any other shares registered in the name of the Company, any Subsidiary or any of their

                 Affiliates), together with shares of Common Stock of the Company issuable pursuant to any then outstanding warrants, options, convertible securities or other rights to acquire Shares of Common Stock of the Company.

For purposes of the preceding sentence, in no event shall "Affiliates" include
(x) the persons which are identified as "Purchasers" on Schedule 1 hereto or
(y) any Affiliates of any such persons.

                 "Person" or "person" means an individual, corporation, partnership, firm, association, joint venture, trust, unincorporated organization, government, governmental body, agency, political subdivision or other entity.

                 "Preferred Stock" means any class of the capital stock of a corporation (whether or not convertible into any other class of such capital stock) which has any right, whether absolute or contingent, to receive dividends or other distributions of the assets of such corporation (including, without limitation, amounts payable in the event of the voluntary or involuntary liquidation, dissolution or winding-up of such corporation), which right is superior to the rights of another class of the capital stock of such corporation. "Preferred Stock" includes without limitation the Convertible Preferred Stock.

                 "Purchaser" means the person who accepts and agrees to the terms hereof as indicated by such person's signature (as "the undersigned Purchaser") on the execution page of this Agreement, together with successors and assigns.

                 "Purchasers" has the meaning set forth in Section 1(c) hereof, together with their respective successors and assigns.

                 "Rule 144" means (i) Rule 144 under the Securities Act as such Rule is in effect from time to time and (ii) any successor rule, regulation or law, as in effect from time to time.

                 "Rule 144A" means (i) Rule 144A under the Securities Act as, such Rule is in effect from time to time and (ii) any successor rule, regulation or law, as in effect from time to time.

                 "Rule 144 Transaction" means a transfer of Shares or Conversion Shares (A) complying with Rule 144 as such Rule is in effect on the date of such transfer (but not including a sale other than pursuant to "brokers' transactions" as defined in clauses (1) and (2) of paragraph (g) of such Rule as in effect on the date hereof) and (B) occurring at a time when Shares (in the case of a transfer of Shares) or Conversion Shares (in the case of a transfer of Conversion Shares) are registered pursuant to Section 12 of the Securities Exchange Act.

                 "Securities Act" means the Securities Act of 1933, as amended, and the rules, regulations and interpretations thereunder.

                 "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules, regulations and interpretations thereunder.

                 "Selling Shareholders" means Bill J. Johnson, Howard Maddera, Marianne Reed and NTS Communications, Inc.

                 "Senior Credit Agreement" means the Term Credit Agreement between the Company and Norwest Bank Minnesota, National Association, dated as of the date hereof.

                 "Share Purchase Agreements" has the meaning set forth in
Section 1(c) hereof.

                 "Shares" has the meaning set forth in Section 1(a) hereof. In the event that any Shares are sold either in a public offering pursuant to a registration statement under Section 6 of the Securities Act or pursuant to a Rule 144 Transaction, then the transferees of such Shares shall not be entitled to any benefits under this Agreement with respect to such Shares and such Shares shall no longer be considered to be "Shares" for purposes of Section 8 hereof or any consent or waiver provision of this Agreement.

                 "Subsidiary", with respect to any Person, means any corporation, association or other entity of which more than 80% of the total voting power of shares of stock or other equity interests (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is, at the time as of which any determination is being made, owned or controlled, directly or indirectly, by such Person or one or more of its Subsidiaries, or both. The term "Subsidiary" or "Subsidiaries" when used herein without reference to any particular Person, means a Subsidiary or Subsidiaries of the Company.

                 "Transaction Documents" has the meaning provided in Section
4.1 hereof.

                          (b) For all purposes of this Agreement, except as
otherwise expressly provided or unless the context otherwise requires:


SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 4.1. Corporate Existence and Power. The Company is a business corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and is duly licensed or qualified to transact business in Texas and Delaware. The Company has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Agreement or any documents required thereunder (hereinafter, the "Transaction Documents").

                 4.2. Authorization of Borrowing; No Conflict as to Law or Agreements. The execution, delivery and performance by the Company of the Transaction Documents have been duly authorized by all necessary corporate action of the Company and do not and will not (i) require any consent or approval of the shareholders of the Company, or any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect having applicability to the Company or of its Certificate of Incorporation or Bylaws or (iii) result in a material breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Company is a party or by which it or its properties may be bound or affected.

                 4.3. Legal Agreements. The Transaction Documents constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally.

                 4.4.     Stock.

                 The authorized capital stock of the Company consists of (i) 50,000,000 shares of Common Stock, $.0001 par value per share, and (ii) 12,500,000 shares of Convertible Preferred Stock, $.00001 par value per share, of which, after giving effect to the Certificate of Designations, 250,000 shares have been designated as Series A Convertible Preferred Stock and 250,000 shares have been designated as Series B Convertible Preferred Stock. The shares of the Company's Common Stock issuable upon conversion of the Convertible Preferred Stock will, when issued, be duly authorized, validly issued, fully paid and non-assessable.

                 The Certificate of Designations has been duly adopted by the Company and is fully effective as an amendment to the Company's certificate of incorporation. The Shares have all of the rights, priorities and terms set forth in the Certificate of Designations.


                 4.5. Offering of Shares. Neither the Company, any Subsidiary nor any agent nor other person acting on its behalf, directly or indirectly, (i) offered any of the Shares or any similar security of the Company (A) by any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) or (B) for sale to or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any person other than the Purchasers or not more than 35 other institutional investors each of which the Company reasonably believed was an "accredited investor" within the meaning of Regulation D under the Securities Act or (ii) has done or caused to be done (or has omitted to do or to cause to be done) any act which act (or which omission) would result in bringing the issuance or sale of the Shares within the provisions of Section 5 of the Securities Act or the filing, notification or reporting provisions of any state securities laws.

                 4.6. SEC Reports. The Company has filed all proxy statements, reports and other documents required to be filed by it under the Securities Exchange Act. The Company has furnished the Purchasers copies of its Annual Report on Form 10-K for the fiscal year ended December 31, 1994 Forms 8-K filed in the calendar year 1995 through the date hereof and Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 1995 (collectively, the "SEC Reports"). Each SEC Report was in substantial compliance with the requirements of its respective form and none of the SEC Reports, nor the financial statements (and the notes thereto) included in the SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 5. REPRESENTATIONS AND COVENANTS OF THE PURCHASER

                 5.1. Representations. The Purchaser hereby makes the representations and warranties to the Company contained in this Section 5.

                 (a) The Purchaser has all requisite power, authority and legal right to execute, deliver, enter into, consummate and perform this Agreement. The execution, delivery and performance of this Agreement by the Purchaser have been duly authorized by all required corporate or partnership actions. The Purchaser has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally.

                 (b) The Purchaser hereby represents to the Company that it is capable of evaluating the risk of its investment in the Shares being purchased by it and is able to bear the economic risk of such investment, that (except as the Purchaser has otherwise advised the Company and the Purchaser's special counsel in writing) it in purchasing the Shares to be purchased by it for its own account, and that the Shares are being purchased by it for investment and not with a present view to any distribution thereof in violation of applicable securities laws. It is understood that the disposition of the Purchaser's property shall at all times be within the Purchaser's control. If the Purchaser should in the future decide to dispose of any of its Shares, it is understood that it may do so only in compliance with the Securities Act, applicable state securities laws and this Agreement. The Purchaser represents that it is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

                    (c) The Purchaser has received and reviewed copies of the Company's Forms 10-K (year ending 1994), 10-Q (quarter ending March 31, 1994), 8-Ks filed in calendar year 1995 prior to the date hereof, and a copy of the Confidential Information Memorandum dated March 1995 prepared by Jesup & Lamont Capital Markets, Inc.

                 (d) The Purchaser hereby represents that neither it nor any group (as such term is defined in the Securities Exchange Act) of persons of which it is a part has any plans or proposals which relate to or would result in an extraordinary corporate transaction (such as a merger, reorganization or liquidation) involving the Company or the acquisition by any person of securities of the Company enabling such person, such group and/or the Purchaser to control or own 40% or more of the Common Stock of the Company (on a fully-diluted basis).

                 5.2.     Covenants.

                 The Purchaser hereby agrees that it shall not acquire, alone, or together with a group (as defined in Section 13 of the Securities Exchange
Act), securities of the Company enabling the Purchaser or such group to control or own 40% or more of the Common Stock of the Company, unless such acquisition is approved by the Board of Directors of the Company.

SECTION 6.  RESTRICTIONS ON TRANSFER

                 (a) The Purchaser agrees that it will not sell or otherwise dispose of any Shares or Conversion Shares unless

                 (i) such Shares or Conversion Shares have been registered under the Securities Act and, to the extent required, under any applicable state securities laws, or

                 (ii) such Shares or Conversion Shares are sold in accordance with the applicable requirements and limitations of Rule 144 or Rule 144A, or

                 (iii) the Company has been furnished with an opinion or opinions from counsel to the Purchaser (which counsel and which opinion(s) shall be reasonably satisfactory to the Company and which counsel may be inside counsel to the Purchaser) to the effect that registration under the Securities Act is not required for the transfer as proposed (which opinion may be conditioned upon the transferee assuming the obligations of a holder of Shares or Conversion Shares under this Section) or

                 (iv) the Company has been furnished with a letter from the Division of Corporate Finance of the Commission to the effect that such Division would not recommend any action to the Commission if such proposed transfer were effected without a registration statement effective under the Securities Act.

The Company agrees that within five (5) Business Days after receipt of any opinion referred to in (iii) above, it will notify the holder supplying such opinion whether such opinion is satisfactory to the Company's counsel. Any transfer of Conversion Shares shall also be subject to the Stockholders' Agreement.

                 (b) The Company may endorse on all certificates evidencing Shares or Conversion Shares a legend stating or referring to the transfer restrictions contained in paragraph (a) above; provided, that no such legend shall be endorsed on any certificates which, when issued, are no longer subject to the restrictions of this Section 6; provided, further, that if a transfer is made pursuant to clause (i), (ii) (other than pursuant to Rule 144A) or (iv) of paragraph (a) or if an opinion of counsel provided pursuant to clause (iii) of paragraph (a) concludes that the legend is no longer necessary, the Company will deliver upon transfer, certificates without such legends.


SECTION 7.  COVENANTS OF THE COMPANY

                 The Company covenants and agrees as follows:

         7.1.  Office for Payment, Exchange and Registration; Location of
Office.

                 So long as any of the Shares is outstanding, the Company will maintain an office or agency where Shares may be presented for payment, exchange, conversion or registration of transfer as provided in this Agreement. Such office or agency initially shall be the office of the Company set forth on the signature page hereto.

                 7.2. Reservation of Shares. There have been reserved, and the Company shall at all times keep reserved, free from preemptive rights, out of its authorized Common Stock, $.0001 par value per share, a number of shares of Common Stock, $.0001 par value per share, sufficient to provide for the exercise of the conversion rights provided in Sections 7 of the Certificate of Designations.

                 7.3. Listing of Shares. If any shares of the Company's Common Stock or Convertible Preferred Stock are listed on any national securities exchange (or on the National Association of Securities Dealers, Inc., Automated Quotation System or comparable system), then the Company will take such action as may be necessary, from time to time, to list Shares or Conversion Shares, as the case may be, on such exchange (or system as the case may be).

                 7.4. Securities Exchange Act Registration. As soon as the Company is either required to or does file a registration statement with respect to the Company's Common Stock or Convertible Preferred Stock under
Section 6 of the Securities Act or Section 12(b) or Section 12(g), whichever is applicable, of the Securities Exchange Act, then, thereafter:

                 (a) The Company will maintain effective a registration statement (containing such information and documents as the Commission shall specify and otherwise complying with the Securities Exchange Act) under Section 12(b) or Section 12(g), whichever is applicable, of the Securities Exchange Act, with respect to the Company's Common Stock or Convertible Preferred Stock, as the case may be, and will file on time such information, documents and reports as the Commission may require or prescribe for companies whose stock has been registered pursuant to such Section 12(b) or Section 12(g), whichever is applicable.

                 (b) The Company will, upon the request of any holder of Shares or Conversion Shares, make whatever other filings with the Commission, or otherwise make generally available to the public such financial and other information, as any such holder may deem reasonably necessary or desirable in order to enable such holder to be permitted (i) to sell Conversion Shares pursuant to the provisions of Rule 144 and (ii) if the Company has filed a Registration Statement with respect to Convertible Preferred Stock under
Section 6 of the Securities Act or Section 12(b) or 12(g) of the Securities Exchange Act, to sell Shares pursuant to the provisions of Rule 144.

                 7.5. Private Placement Status. Neither the Company nor any agent nor other Person acting on the Company's behalf will do or cause to be done (or will omit to do or to cause to be done) any act which act (or which omission) would result in bringing the issuance or sale of the Shares or the Conversion Shares within the provisions of Section 5 of the Securities Act or the filing, notification or reporting requirements of any state securities law (other than in accordance with a registration and qualification of Conversion Shares pursuant to Section 8 hereof).

                 7.6. Delivery of Information. If a holder of Shares or Conversion Shares proposes to transfer any such Shares or Conversion Shares pursuant to Rule 144A, the Company agrees to provide (upon the request of such holder or the prospective transferee) to such holder and (if requested) to the prospective transferee any information concerning the Company and its Subsidiaries which is required to be delivered to any transferee of such Shares or Conversion Shares pursuant to such Rule 144A.

                 7.7.  Financial Reports.  The Company will deliver to the
Purchaser:

                    (a) as soon as made available, copies of all Forms 10-K, 10-Q, 8-K, financial statements, proxy statements, reports which the Company has sent to its stockholders or filed with the Commission or any national securities exchange; and

                    (b) copies of any notice sent to the Senior Lender notifying the Senior Lender of the occurrence of a default or event of default under the terms of the Senior Credit Agreement, together with any supporting statements attached thereto and delivered to the Senior Lender.

                 7.8. Election of Directors. So long as there are at least 100,000 shares of Series A Preferred Stock outstanding or so long as the Purchaser and its affiliates (together with the directors, officers and employees of the Purchaser and its affiliates) own beneficially a number of shares of capital stock of the Corporation which (assuming any conversion rights are exercised) would give the Purchaser, its affiliates and such persons, collectively, five percent (5%) or more of the combined voting power of all shares of capital stock then outstanding (for this purpose, Common Stock issuable upon conversion of then outstanding Series A Preferred Stock and Series B Preferred Stock shall be deemed to be outstanding) entitled to vote generally at any meeting of stockholders at which directors are to be elected the Corporation will use its best efforts to cause to be elected to its board of directors (and in addition to any other directors elected by the holders of the Series A Preferred Stock), from the date hereof until the next such meeting of stockholders, one person, and thereafter, a total of two persons nominated by the Purchaser or its designee, who shall serve at all times during such respective periods. In the event a vacancy occurs in the office of a director so nominated by the Purchaser (or its designee), the Corporation shall use its best efforts to cause to be elected to its board of directors a successor nominated by the Purchaser or its designee who shall serve at all times during such period.


SECTION 8.  REGISTRATION RIGHTS

                 8.1.  Registration at the Request of Holders.

                 (a) The Company agrees that on or after July 31, 1996, upon receipt by the Company of a Registration Demand satisfying the conditions under Section 8.1(b) hereof, the Company will (A) promptly (at least thirty
(30) days prior to the filing date) give written notice of the proposed registration to each holder of a Share or Conversion Share, and (B) with reasonable promptness, and in any case not later than ninety (90) days after receipt by the Company of the Registration Demand, use reasonable efforts to file as soon as practicable a registration statement with the Commission relating to the Conversion Shares as to which registration is requested in the Registration Demand. The Company shall use its reasonable best efforts to make such registration statement become effective and to qualify the same under the Blue Sky laws of such states as may be requested; provided, however, that with respect to compliance with Blue Sky laws, the Company shall not be obligated to qualify as a foreign corporation or to execute or file any general consent to service of process under the laws of any such state where it is not so subject. The Company shall also include under such registration statement (and in such state qualifications) any Conversion Shares requested to be so included by any other holder of Shares or Conversion Shares by written notice delivered to the Company within thirty (30) days after the sending of the notice provided for in
(A) above.

                 (b) A "Registration Demand" means a written notice from one or more holders of Shares or Conversion Shares stating that such holder or holders desire to sell all of their Conversion Shares under circumstances requiring registration under the Securities

Act and requesting that the Company effect registration with respect to all of the Conversion Shares held, or to be held after conversion of Shares, by such holder or holders; provided, that such holder or holders giving such notice hold Shares or Conversion Shares representing, or entitling the holder thereof to obtain upon conversion, in the aggregate not less than fifty-one percent (51%) of the number of Conversion Shares then obtainable upon conversion of all Shares then outstanding; provided that such holder or holders hold at least 1,000,000 Conversion Shares in the aggregate (as such number may be adjusted from time to time hereafter as a result of a stock split, combination, etc.).

                 (c) The Company is obligated to effect registration and qualification pursuant to this Section 8.1 no more than two times.

                 (d) If the holder or holders who gave the Registration Demand under this Section 8.1 inform the Company by written notice that they are withdrawing their Registration Demand and pay all of the Company's out-of-pocket expenses with respect to such registration and qualification incurred to the date of the notice under this Section 8.1(d), then the registration statement need not be filed and the whole effort will not count as a registration and qualification (or a conversion of rights) under this Section 8.1.

                 (e) The Company may, upon written notice to the holder or holders giving a Registration Demand, require such holder or holders to withdraw such Registration Demand upon the good faith determination by the Company that such postponement is necessary (i) to avoid disclosure of non-public information or (ii) as a result of a pending financial transaction, and in each case, the holders may not make another Registration Demand for a period of up to ninety (90) days, as specified by the Company in such notice; provided that the Company may exercise this right not more than once in any 12-month period. The Company may only given such a notice where the giving of such a notice has been specifically approved by the Company's Board of Directors. Upon receipt of any such written notice from the Company, such Registration Demand shall be deemed to be rescinded and retracted (subject to being given again after any holdback period specified in such notice in accordance with the second preceding sentence) and shall not be counted as, or deemed or considered to be or to have been, a Registration Demand for any purpose.

                 8.2.  Piggyback Rights.

                 (a) If the Company at any time proposes to file a registration statement under the Securities Act for any sales of at least 300,000 shares (as such number may be adjusted from time to time hereafter as a result of a stock split, combination, etc.) of the Company's Common Stock (or any warrants, units, convertibles, rights or other securities related or linked to any shares of the Company's Common Stock) on behalf of the Company or otherwise, the Company shall give written notice of such registration no later than thirty (30) days before its filing with the Commission to all holders of Shares or Conversion Shares; provided, that registrations relating solely to securities to be issued by the Company in connection with any employee stock option or employee stock purchase or savings plan on Form S-8 (or successor forms) under the Securities Act shall not be subject to this Section 8.2. If holders of Shares or Conversion Shares so request within thirty (30) days, the Company shall include in any such registration the Conversion Shares held or to be held after conversion of Shares by such holders and requested to be included in such registration, subject to Section 8.2(b) hereof.

                 (b) The Company shall not be obligated to so include the Conversion Shares to the extent any underwriter or underwriters of such securities being otherwise registered by the Company determines in good faith that the inclusion of such Conversion Shares would jeopardize the successful sale of such other securities proposed to be sold by such underwriter or underwriters, in which case holders of Shares or Conversion Shares desiring to participate in such registration shall be entitled to participate in any such reduced number of Conversion Shares (if any) which may be included in such registration (along with other holders of Common Stock exercising piggyback rights with respect to such registration) in proportion to the amount of shares of the Company's Common Stock held by such holders (whether held directly or through the right to obtain Conversion Shares upon conversion of Shares held by such holders).


                 (c) The obligations and rights of the Company and the holders under this Section 8.2 shall not affect in any way their obligations and rights under Section 8.1 hereof.

                 (d) The Company may propose including Common Stock to be publicly offered and sold by it in any registration statement to be filed pursuant to a Registration Demand under Section 8.1. If, in the written opinion of underwriters selected for the proposed offering, the inclusion of the securities proposed to be offered and sold by both the Company and the holders of Shares or Conversion Shares would jeopardize the success of the offering, the selling holders may elect (i) to exclude the amount of securities (up to all of the securities) proposed to be sold by the Company which, in the opinion of such underwriters, would jeopardize the success of the offering by the selling holders, or (ii) to convert their proposed offering to an offering pursuant to this Section 8.2. If the selling holders elect to convert the offering to one under this Section 8.2, then such registration shall not be deemed (or counted as) a registration and qualification (or a conversion of rights) under Section 8.1 hereof.

                 8.3.  Expenses.

                 Subject to the limitations contained in this Section 8.3 and except as otherwise specifically provided in this Section 8, the entire costs and expenses of registration and qualification pursuant to Section 8.1 hereof and of registration and qualification pursuant to Section 8.2 hereof shall be borne by the Company. Such costs and expenses shall include, without limitation, underwriting fees or commissions in connection with the registration and qualification pursuant to Section 8.1 hereof (other than with respect to the Conversion Shares to be sold by the holders of Shares or Conversion Shares, as to which underwriting discounts and commissions shall be paid by the selling holders), the fees and expenses of counsel for the Company and of its accountants, all other costs, fees and expenses of the Company incident to the preparation, printing, registration and filing under the Securities Act of the registration statement and all amendments and supplements thereto, up to $20,000 of reasonable fees and expenses of one counsel to the holders of Shares or Conversion Shares relating to such registration and qualification, the cost of furnishing copies of each preliminary prospectus, each final prospectus and each amendment or supplement thereto to underwriters, dealers and other purchasers of the Conversion Shares and the costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the qualification of the Conversion Shares under the Blue Sky laws of various jurisdictions; provided, however, that if any jurisdiction in which the Company shall qualify or register in connection with the proposed sale of the Conversion Shares shall require that expenses incurred in connection with the qualification or registration of such Conversion Shares in that jurisdiction be borne in whole or in part by the holders selling those Conversion Shares, then such expenses shall be payable by such holders pro rata to the extent required by such jurisdiction and in the event that any such holder is required by any such applicable jurisdiction to bear such expense, the Company shall promptly reimburse each such holder for the amount paid therefor.

                 8.4.  Procedures.

                 (a) In the case of each registration or qualification pursuant to Section 8.1 or 8.2, the Company will keep all holders of Shares or Conversion Shares advised in writing as to the initiation of proceedings for such registration and qualification and as to the completion thereof, and will advise any such holder, upon request, of the progress of such proceedings.

                 (b) At the Company's expense, the Company will keep each registration and qualification under this Section 8 effective (and in compliance with the Securities Act) by such action as may be necessary or appropriate for a period of one hundred twenty (120) days after the effective date of such registration statement, including, without limitation, the filing of post-effective amendments and supplements to any registration statement or prospectus necessary to keep the registration statement current and the further qualification under any applicable Blue Sky or other state securities laws to permit such sale or distribution, all as requested by such holder or holders.

                 (c) The Company will immediately notify each holder on whose behalf Conversion Shares have been registered pursuant to this Section 8, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration-statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

                 (d) The Company will furnish to each holder on whose behalf Conversion Shares have been registered pursuant to this Section 8 a signed counterpart, addressed to such holder, of an opinion of counsel for the Company, dated the effective date of such registration statement.

                 (e) Without limiting any other provision hereof, in connection with any registration of Conversion Shares under this Section 8, the Company will use its reasonable best efforts to comply with the Securities Act, the Securities Exchange Act and all applicable rules and regulations of the Commission, and will make generally available to its securities holders, as soon as reasonably practicable, an earnings statement covering a period of at least twelve (12) months, beginning with the first month of the first fiscal quarter after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

                 (f) In connection with any registration of Conversion Shares under this Section 8, the Company will provide a transfer agent and registrar for the Conversion Shares not later than the effective date of such registration statement.

                 (g) The Company shall not be required to include any of the holders' Conversion Shares in an underwritten offering of the Company's securities unless such holders accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, which terms shall include customary provisions with respect to indemnification and contribution and customary representations and warranties by the Company (which shall be made to and for the benefit of the underwriters and the holders of Conversion Shares to be sold in such offering).

                 (h) In connection with the preparation and filing of each registration statement registering Conversion Shares under this Section 8, the Company will give the holders of Shares or Conversion Shares on whose behalf such Conversion Shares are to be so registered and their underwriters, if any, and their respective counsel and accountants, the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of the Company with its officers, its counsel and the independent public accountants who have certified its financial statements, as shall be reasonably necessary, in the reasonable opinion of such holders or such underwriters or their counsel, in order to conduct a reasonable and diligent investigation within the meaning of the Securities Act.

                 8.5.  Indemnification.

                 The Company will indemnify and hold harmless each holder of Shares or Conversion Shares and any underwriter (as defined in the Securities
Act) for such holder and each person, if any, who controls the holder or underwriter within the meaning of the

Securities Act against any losses, claims, damages or liabilities, joint or several, and expenses (including reasonable attorneys' fees and expenses and reasonable costs of investigation) to which the holder or underwriter or such controlling person may be subject, under the Securities Act or otherwise, insofar as any thereof arise out of or are based upon (a) any untrue statement or alleged untrue statement of a material fact contained in (i) any registration statement under which such Conversion Shares were registered under the Securities Act pursuant to Section 8.1 or 8.2 hereof, any prospectus or preliminary prospectus contained therein, or any amendment or supplement thereto, or (ii) any other document incident to the registration of the Conversion Shares under the Securities Act or the qualification of the Conversion Shares under any state securities laws applicable to the Company, or
(b) the omission or alleged omission to state in any item referred to in the preceding clause (a) a material fact required to be stated therein or necessary to make the statements therein not misleading or (c) any violation or alleged violation by the Company of the Securities Act, the Securities Exchange Act or any other federal or state securities law, rule or regulation applicable to the Company and relating to action or inaction by the Company in connection with any such registration or qualification, except insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement or alleged untrue statement or omission or alleged omission based upon information furnished to the Company in writing by such holder or by any underwriter for such holder expressly for use therein (with respect to which information such holder or underwriter shall so indemnify and hold harmless the Company, any underwriter for the Company and each person, if any, who controls the Company or such underwriter within the meaning of the Securities Act).

                 8.6.  Holdback.

                 Except for transfers made in transactions exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof or pursuant to Rule 144A, the Company and each holder of Shares or Conversion Shares agrees not to offer, sell, contract to sell or otherwise dispose of any of their respective shares of the Company's Common Stock within seven (7) days before or one hundred eighty (180) days after the date of any final prospectus relating to any underwritten public offering of the Company's Common Stock on behalf of the Company or otherwise, in each case except pursuant to such prospectus or with the written consent of underwriters for such offering.

SECTION 9.  CONDITIONS TO PURCHASER'S OBLIGATIONS

                 The Purchaser's obligation to purchase Shares hereunder is subject to satisfaction of the following conditions at the Closing (any of which may be waived by the Purchaser):

                 9.1. Certificate of Designations. The certificate of incorporation of the Company shall have been duly amended by the filing of the Certificate of Designations in the form attached hereto as Exhibit A.

                 9.2. Accuracy of Representations and Warranties. The representations and warranties of the Company in the Share Purchase Agreements or in any certificate or document delivered pursuant hereto or thereto shall be correct and complete on and as of the Closing Date with the same effect as though made on and as of the Closing Date (after giving effect to transactions contemplated by this Agreement).

                 9.3. Proceedings. All corporate and other proceedings in connection with the transactions contemplated by the Share Purchase Agreements, and all documents incident thereto, shall be in form and substance satisfactory to the Purchaser and its counsel, and the Purchaser shall have received all such originals or certified or other copies of such documents as the Purchaser or its counsel may reasonably request.

                 9.4. Senior Credit Agreement. The Company and Norwest Bank, National Association, shall have executed and delivered the Senior Credit Agreement, which shall be in full force and effect and the Company shall have made a borrowing thereunder sufficient, together with proceeds from the sale of Series A Preferred Stock, the Series B Preferred Stock, certain Subordinated Notes due October 1, 1996 and certain Subordinated Notes due July 30, 1996, to close under the terms of the Acquisition Agreement.


SECTION 10.  BROKERS

                 Except for certain fees payable to Jesup & Lamont Capital Markets, Inc. (all of which fees will be paid by the Company), the Company represents and warrants to the Purchaser that there is no liability for (and the Company will pay and indemnify the Purchaser against) any fees or expenses (or claims therefor) of any investment banker, finder or broker in connection with any Share Purchase Agreement or any of the transactions contemplated hereby or thereby. The Company will indemnify the Purchaser against all such fees or expenses payable to the enumerated persons in the preceding sentence and against any other such fees, expenses or claims of any person, unless such person was engaged by the Purchaser in connection with this Agreement or any of the transactions contemplated hereby.


SECTION 11.  BREACH OF REPRESENTATIONS, WARRANTIES AND COVENANTS

                 (a) The representations, warranties, covenants and agreements of the Company and the Purchaser contained in this Agreement or in any document or certificate delivered pursuant hereto or thereto or in connection herewith shall survive, and shall continue in effect following, the execution and delivery of the Share Purchase Agreements, the closings hereunder and thereunder, any investigation at any time made by the Purchaser or on its behalf or by any other Person, the issuance, sale and delivery of the Shares, any disposition thereof and any payment, conversion or cancellation of the Shares. All statements contained in any certificate or other document delivered by or on behalf of the

Company pursuant hereto shall constitute representations and warranties by the Company hereunder.

                 (b) The Company agrees to indemnify and hold the Purchaser harmless from and against and will pay to the Purchaser the full amount of any loss, damage, liability or expense (including amounts paid in settlement and attorneys' fees and expenses) to the Purchaser resulting either directly or indirectly from any breach of the representations, warranties, covenants or agreements of the Company contained in any Share Purchase Agreement.


SECTION 12.  SPECIFIC PERFORMANCE

                 The parties agree that irreparable damage will result in the event that this Agreement is not specifically enforced, and the parties agree that any damages available at law for a breach of this Agreement would not be an adequate remedy. Therefore, the provisions hereof and the obligations of the parties hereunder shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which a party may have under this Agreement or otherwise.


SECTION 13.  HOME OFFICE PAYMENTS

                 As long as the Purchaser or any institutional holder which is a direct or indirect transferee (as a result of one or more transfers) from the Purchaser shall be the holder of any Share, the Company will make all redemption payments, liquidation payments and other distributions by wire transfer to the Purchaser's or such other holder's (or its nominees) account at any bank or trust company in the United States of America, notwithstanding any contrary provision herein or in the Company's certificate of incorporation with respect to the place of payment. The Purchaser has provided an address on
Schedule 1 hereto for payments by wire transfer and for delivery of pay-in-kind securities, and such address may be changed for the Purchaser or any subsequent holder by notice to the Company. All such payments shall be made in U.S. dollars and in federal or other immediately available funds.


SECTION 14.  AMENDMENTS AND WAIVERS

                 (a) The terms and provisions of this Agreement may be amended, waived, modified or terminated only with the written consent of the Majority Shareholders; provided, however, that no such amendment, waiver, modification or termination shall (i) change the registration rights under Section 8 hereof, without the consent of the holder of the Conversion Share or Share so affected or (ii) reduce the aforesaid percentage of Shares and Conversion Shares, the holders of which are required to consent to any such amendment, waiver, modification or termination, without the written consent of the holders of all the Shares and Conversion Shares then outstanding.

                 (b) The Company agrees that all holders of Shares and Conversion Shares shall be notified by the Company in advance of any proposed amendment, waiver, modification or termination, but failure to give such notice shall not in any way affect the validity of any such amendment, waiver, modification or termination. In addition, promptly after obtaining the written consent of the holders as herein provided, the Company shall transmit a copy of any amendment, waiver, modification or termination which has been adopted to all holders of Shares and Conversion Shares then outstanding, but failure to transmit copies shall not in any way affect the validity of any such amendment, waiver, modification or termination.


SECTION 15.  EXCHANGE OF SHARES; CANCELLATION OF SURRENDERED
              SHARES; REPLACEMENT

                 (a) Any Share certificate which is converted into Conversion Shares in whole or in part shall be cancelled by the Company, and no new Share certificates shall be issued in lieu of any Shares which have been converted into Conversion Shares. The Company shall issue a new Share certificate with respect to any Shares which were not converted into Converted Shares and were represented by a certificate which was converted in part.

                 (b) Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Share certificate and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Company (if requested by the Company and unsecured in the case of the Purchaser or an institutional holder), or in the case of any such mutilation, upon surrender of such Share certificate (which surrendered Share certificate shall be cancelled by the Company), the Company will issue a new Share certificate, of like tenor in lieu of such lost, stolen, destroyed or mutilated Share certificate as if the lost, stolen, destroyed or mutilated Share certificate were then surrendered for exchange.


SECTION 16.  NOTICES

                 All notices, requests, demands, consents and other communications hereunder shall be in writing and shall be delivered by hand or shall be sent by telex or telecopy (confirmed by registered, certified or overnight mail or courier, postage and delivery charges prepaid), if to the Company at the address indicated on the signature page hereof, or if to the Purchaser at the address indicated on Schedule 1 hereto, or at such other address as a party may from time to time designate as its address in writing to the other party to this Agreement. Whenever any notice is required to be given hereunder, such notice shall be deemed given and such requirement satisfied only when such notice is delivered or, if sent by telex or telecopier, when received.


SECTION 17.  MISCELLANEOUS

                 (a) The Share Purchase Agreements and, upon the closing hereunder, the Certificate of Designations, together with any further agreements entered into by the Purchaser and the Company at the closing hereunder, contain the entire agreement between the Purchaser and the Company, and supersede any prior oral or written agreements, commitments, terms or understandings, regarding the subject matter hereof.

                 (b) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which may render any provision hereof prohibited or unenforceable in any respect.

                 (c) Any provision of this Agreement relating to the consent, determination, decision or waiver of a holder or holders of Shares or Conversion Shares means such holder's consent, determination, decision or waiver in such holder's sole discretion.

                 (d) This Agreement shall be binding upon and inure to the benefit of the parties hereto and its respective successors and assigns, whether so expressed or not; provided, that the Company may not assign any of its rights, duties or obligations under this Agreement, except with the Purchaser's written consent.

                 (e) In addition to any assignment by operation of law, the Purchaser may assign, in whole or in part, any or all of its rights (and/or obligations) under this Agreement to any of its affiliates or any officer, director or employee of either itself or any of its affiliates of any or all of its Shares or Conversion Shares, and (unless such assignment expressly provides otherwise) any such assignment shall not diminish the rights the Purchaser would otherwise have under this Agreement or with respect to any remaining Shares or Conversion Shares held by the Purchaser.

                 (f) No course of dealing and no delay on the part of any party hereto in exercising any right, power, or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party's rights, powers and remedies. No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

                 (g) The headings and captions in this Agreement are for convenience of reference only and shall not define, limit or otherwise affect any of the terms or provisions hereof.

                 (h) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (other than any conflict of laws rule which might result in the application of the laws of any other jurisdiction).

                 (i) This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument, and all signatures need not appear on any one counterpart.

                 (j) CONSENT TO JURISDICTION. EACH PARTY CONSENTS TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF TEXAS IN CONNECTION WITH ANY CONTROVERSY RELATED TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, WAIVES ANY ARGUMENT THAT VENUE IN ANY SUCH FORUM IS NOT CONVENIENT, AND AGREES THAT ANY LITIGATION INITIATED BY ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT SHALL BE VENUED IN EITHER THE DISTRICT COURT OF DALLAS COUNTY, TEXAS, OR THE UNITED STATES DISTRICT COURT, NORTHERN DISTRICT OF TEXAS.

                 (k) WAIVER OF JURY TRIAL. THE COMPANY AND THE PURCHASER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.



                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


Address:                                    SA HOLDINGS, INC.





Attn: General Counsel                       By /s/ Jack Matz
                                               -----------------------------
                                               Name: Jack Matz
                                               Title: Chief Executive Officer

                                            Accepted and Agreed to as of the
                                            date first above written by the
                                            undersigned Purchaser:

                                            JESUP & LAMONT CAPITAL MARKETS, INC.

                                            By /s/ Howard F. Curd
                                               -----------------------------
                                               Name: Howard F. Curd
                                               Title: Executive Vice President

                   Schedule 1 to the Share Purchase Agreement


                                                             Number of Shares
                                                             of Convertible                      Purchase
Name of Purchaser                                            Preferred Stock                       Price
- -----------------                                            ----------------                    --------
Name:    Jesup & Lamont Capital
         Markets, Inc.                                           166,667                         $1,500,000

(a)      address for communications:
         650 Fifth Avenue
         New York, NY  10019
         Attn:

(b)      address for payments by wire
         transfer:

                                                                       EXHIBIT A



                          CERTIFICATE OF DESIGNATIONS

                                                                      Exhibit A

              CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                     OF
                SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK
                        ($.00001 PAR VALUE PER SHARE)

                                     OF

                              SA HOLDINGS, INC.

                             -------------------

                       Pursuant to Section 151(g) of the
                        General Corporation Law of the
                               State of Delaware

                             --------------------

        I, Jack W. Matz, Jr., Chief Executive Officer of SA holdings, INC. (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,

        DO HEREBY CERTIFY:

        FIRST: The Certificate of Incorporation, as amended (the "Certificate of Incorporation"), of the Corporation authorizes the issuance of 12,500,000 shares of preferred stock, $.00001 par value per share ("Preferred Stock"), in one or more series, and further authorizes the Board of Directors of the Corporation to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by the Certificate of Incorporation and to determine with respect to each such series, the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences, the relative, participating, optional and other rights, and the qualifications, limitations and restrictions appertaining thereto.

        SECOND: A resolution providing for and in connection with the issuance of the Preferred Stock was duly adopted by the Board of Directors of the Corporation pursuant to authority conferred on the Board of Directors by the provisions of the Certificate of Incorporation as aforesaid, which resolution provides as follows:

        RESOLVED: that the Board of Directors, pursuant to authority vested in it by the provisions of the Certificate of Incorporation, as amended (the "Certificate of Incorporation"), of SA Holdings, Inc. (the "Corporation"), the authorizes the issuance of a series of convertible preferred stock ("Convertible Preferred Stock") of the Corporation and hereby establishes the powers, designations, preferences, the relative, participating, optional and other rights, and the qualifications, limitations and restrictions appertaining thereto in addition to those set forth in such Certificate of Incorporation (or otherwise provided by law) as follows (the following, referred to hereinafter as "this resolution" or "this Certificate of Designations", is to be filed as part of a Certificate of Designations under Section 151(g) of the General Corporation Law of the
State of Delaware):

     1.  General.

     (a) Designation and Number. The designation of Convertible Preferred Stock created by this resolution shall be Series A Cumulative Convertible Preferred Stock, $.00001 par value per share, of the Corporation (hereinafter referred to as the "Series A Preferred Stock"), and the number of shares of Series A Preferred Stock which the Corporation shall be authorized to issue shall be 250,000 shares.

     (b) Priority. The Series A Preferred Stock shall rank prior to the Common Stock (as hereinafter defined), and to all other capital stock of the Corporation (now or hereafter authorized or issued), other than the Series B Cumulative Convertible Preferred Stock of the Corporation (the "Series B Preferred Stock") with which it shall rank pari passu, in each case as to dividends or upon liquidation, dissolution or winding up.

     2.  Certain Definitions.

     (a) For purposes of this Certificate of Designations, the following terms shall have the meanings indicated:

          (i) "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in the State of Texas are authorized or obligated by law or executive order to close.

          (ii) "Commission" means the Securities and Exchange Commission and any other similar or successor agency of the federal government administering the Securities Act or the Securities Exchange Act.

          (iii) "Common Shares" has the meaning set forth in Section 7(a) hereof.

          (iv) "Common Stock" means the Corporation's Common Stock, as presently authorized by the Certificate of Incorporation and as such Common Stock may hereafter be changed or for which such Common Stock may be exchanged after giving effect to the terms of such change or exchange (by way of reorganization, recapitalization, merger, consolidation or otherwise).

     (v)  The phrase "current conversion price" has the meaning set forth in
Section 7(h) hereof.

     (vi) "Event of Default" means (A) the failure by the Corporation to redeem shares of Series A Preferred Stock in accordance with the provisions of
Section 6(a) or 6(b) hereof for any reason, and such failure in such redemption of such shares shall have continued for one hundred eighty (180) days or (B) the equivalent of one year's dividend payments on all outstanding shares of Series A Preferred Stock shall be accrued and unpaid, if funds are legally available for the payment therefor, and such failure has continued for sixty
(60) days.

    (vii) "full cumulative dividends" means as of any date the amount of accumulated, accrued and unpaid dividends payable on shares of Series A Preferred Stock as provided by Section 4 hereof, whether or not earned or declared and whether or not there shall be funds legally available for the payment thereof.

     (viii) "Junior Preferred Stock" means capital stock (other than Common Stock) of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up.

     (xi) "Person" or "person" means an individual, corporation, partnership, firm, association, joint venture, trust, unincorporated organization, government, governmental body, agency, political subdivision or other entity.

     (x) "Preferred Liquidation Value", has the meaning set forth in Section 5(a) hereof.

     (xi) "Purchase Agreements" means the separate Share Purchase Agreements dated as of July 31, 1995 between the Corporation and each of the original holders of shares of Series A Preferred Stock (as from time to time assigned, supplemented or amended or as the terms thereof may be waived, each in accordance with its terms).

     (xii) "Qualified Level of Public Trading" shall exist if, and only if, on the date of notice of the Corporation's election of its right to redeem the shares of Series A Preferred Stock pursuant to Section 6(b) hereof, (a) Common Shares are listed or admitted to trading on a national securities exchange or are traded on the National Association of Securities Dealers Inc.,

     Automated Quotation System Level 1, National Market System ("National Market System") or in the over-the-counter market, and (b) either (i) the last reported sale price regular way for Common Shares on the principal national securities exchange on which Common Shares are listed or admitted to trading or, if Common Shares are not listed or admitted to trading on any national securities exchange, on the National Market System, or (ii) if Common Shares are listed or admitted to trading on neither any national securities exchange nor on the National Market System, the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers Inc., Automated Quotation System Level I, or comparable system, shall (in the case of (i) or (ii)) have equalled or exceeded an amount per share equal to at least 250% of the then current conversion price for at least twenty (20) consecutive trading days.

          (xiii) "Senior Credit Agreement" means the Term Credit Agreement between the Corporation and NorWest Bank Minnesota, National Association, dated as of July 31, 1995.

          (xiv) "Subsidiary" means any corporation, association or other entity of which more than 80% of the total voting power of shares of stock or other equity interests entitled (without regard to the occurrence of any contingency or any pledge of shares) to vote in the election of directors, managers or trustees thereof is, at the time as of which any determination is being made, owned or controlled, directly or indirectly, by the Corporation or one or more of its Subsidiaries, or both.

     (b) The words "hereof", "herein" and "hereunder" and other words of similar import refer to this Certificate of Designations as a whole and not to any particular Section or other subdivision.

     (c) References herein to the Certificate of Incorporation include such Certificate as amended by this Certificate of Designations.

     3.  Voting Rights.

     (a) Generally No Voting Rights. Except as otherwise provided specifically herein or by law, each share of Series A Preferred Stock shall have no voting rights. To the extent holders of shares of Series A Preferred Stock have the right to vote, each holder of shares of Series A Preferred Stock shall be entitled to that number of votes for each share of Series A Preferred Stock held by such holder equal to the number of Common Shares obtainable upon conversion of such share of Series A Preferred Stock pursuant to Section 7 hereof at the current conversion price on the record date for the vote which is being taken or, if no such record date is established, at the date such vote is taken or any written consent of stockholder is solicited.

     (b) Consent Required. So long as any shares of the Series A Preferred Stock remain outstanding, unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least fifty-one percent (51%) of all of the shares of Series A Preferred Stock at the time outstanding, voting separately as a class, given in person or by proxy either in writing (as may be permitted by law and the Certificate of Incorporation and By-laws of the Corporation) or at any special or annual meeting, shall be necessary to permit, effect or validate the taking of any of the following actions by the Corporation;

          (i) create, authorize or issue any class or series of capital stock ranking prior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up;

          (ii) amend the Certificate of Incorporation of the Corporation, or in any other manner alter or change the powers, rights, privileges or preferences of the Series A Preferred Stock, if such amendment or action would adversely affect the powers, rights, privileges or preferences of the holders of the Series A Preferred Stock; except that the Corporation may amend the Certificate of Incorporation and/or the By-laws of the Corporation to increase the amount of shares of Common Stock or amend the terms of any Common Stock, or to create, authorize or issue shares of Junior Preferred Stock;

          (iii)  amend this Certificate of Designations; or

          (iv) approve and adopt any agreement, plan or proposal for the sale and other disposition of all or substantially all of the assets and rights of the Corporation other than in the ordinary course of business, or any agreement, plan or proposal for the consolidation, merger or dissolution of the Corporation (other than a merger of a subsidiary of the Corporation into the Corporation in which the Corporation is the surviving corporation or any other merger in which the Corporation is the surviving corporation), or any agreement, plan or proposal for a share exchange which is submitted to a vote of the stockholders of the Corporation.

     (c) Additional Voting Rights. (i) So long as there are at least 100,000 shares of Series A Preferred Stock then outstanding (subject to adjustment after the date hereof for stock splits, combinations, etc.), upon the occurrence of an Event of Default, the holders of the Series A Preferred Stock shall be entitled to elect (as provided below) a number of directors to the Board of Directors of the Corporation equal to the number obtained by (x) multiplying the (A) a fraction, the numerator of which is the number of shares of Common Stock obtainable upon conversion of all of the shares of Series A Preferred Stock then outstanding and the denominator of which is the total number of shares of Common Stock (on a fully-diluted basis) then outstanding, by (B) the number of directors on the Board of Directors of the Corporation and then (y) rounding such number down to the nearest whole number (except for any number below the number 1, such number shall be rounded upward to 1 and not downward to zero). The size of the Board of Directors of the Corporation shall be increased by such number as may be necessary to allow for directors elected by the holders of the Series A Preferred Stock. During the period (hereinafter in this Section 3(c) called the "Class Voting Period") commencing upon the occurrence of such Event of Default and ending at such time upon which no Event of Default shall continue, the holders of at least fifty-one percent (51%) of the then outstanding shares of Series A Preferred Stock, by the affirmative vote in person or by proxy at a special meeting of stockholders called for such purpose (or at any adjournment thereof) by holders of at least 25% of the then outstanding shares of Series A Preferred Stock or at any annual meeting of stockholders, or by written consent delivered to the Secretary of the Corporation, with the holders of such Series A Preferred Stock voting as a class and with each such share of Series A Preferred Stock having one vote, shall be entitled, as a class, to the exclusion of the holders of all other classes or series of capital stock of the Corporation, to elect such directors.

          (ii) At any time when such voting right under this Section 3(c) shall have vested in the holders of shares of Series A Preferred Stock entitled to vote thereon, and if such right shall not already have been initially exercised, an officer of the Corporation shall, upon the written request of at least 25% of the holders of record of shares of the Series A Preferred Stock then outstanding, addressed to the Treasurer (or similar officer) of the Corporation, call a special meeting of holders of shares of the Series A Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Treasurer (or similar officer) of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Treasurer (or similar officer) of the

     Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Treasurer (or similar Officer) of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of at least 25% of the shares of Series A Preferred Stock then outstanding may designate in writing any person to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this paragraph or, if none, at a place designated by the person selected to call the meeting. Any holder of shares of Series A Preferred Stock then outstanding that would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph.

          (iii) Any director who shall have been elected by the holders of Series A Preferred Stock pursuant to this Section 3(c) may be removed at any time during a Class Voting Period, by the vote of the holders of at least fifty-one percent (51%) of all of the then outstanding shares of Series A Preferred Stock, voting as a separate class in person or by proxy at a special meeting of stockholders called for such purpose by holders of at least 25% of the outstanding shares of Series A Preferred Stock. Any director who shall have been elected by the holders of Series A Preferred Stock may not be removed at any time during a Class Voting Period without the consent of the holders of at least fifty-one percent (51%) of all of the outstanding shares of Series A Preferred Stock. Any vacancy created by the removal, death or resignation of a director elected by the holders of Series A Preferred Stock may be filled during such Class Voting Period by the holders of at least fifty-one percent (51%) of all of the outstanding shares of Series A Preferred Stock by vote in person or by proxy at a special meeting of stockholders of the Corporation called for such purpose by holders of at least 25% of the outstanding shares of Series A Preferred Stock.


          (iv) During the Class Voting Period, other than to increase the size of the Board of Directors in accordance with clause (i) of this Section 3(c), the size of the Board of Directors of the Corporation shall not otherwise be changed without the vote of the holders of at least fifty-one percent (51%) of all of the then outstanding shares of Series A Preferred Stock, voting as a separate class.

          (v) At the end of the Class Voting Period, the holders of Series A Preferred Stock shall be automatically divested of all voting power vested in them under this Section 3(c) except as herein or by law expressly provided, subject always to the subsequent vesting hereunder of such voting power in the holders of Series A Preferred Stock upon the occurrence of any subsequent Event of Default. The term of any director elected pursuant to the provisions of this Section 3(c) shall in all events expire at the end of the Class Voting Period and the size of the Board shall be reduced accordingly.

     4.  Dividend Rights.

     (a) General Dividend Obligations. The Corporation shall pay, when and as declared by the Corporation's Board of Directors, to the holders of the Series A Preferred Stock, out of the assets of the Corporation legally available therefor, stock dividends, payable in shares of Series A Preferred Stock (or at the election of the Corporation, in cash) (provided that upon liquidation or redemption, accrued and unpaid dividends will be paid in cash), at the times, in the amounts and with such priorities as are provided for in this Section 4. Notwithstanding the foregoing, without the consent of a majority in interest of the lenders under the Senior Credit Agreement, no dividends may be paid in cash to holders of the Series A Preferred Stock so long as indebtedness is outstanding and unpaid under the Senior Credit Agreement.

     (b) Accrual of Dividends. Dividends of each share of Series A Preferred Stock shall accrue cumulatively on a daily basis from and including the issuance of such share. The date on which the Corporation shall initially issue any share of Series A Preferred Stock shall be deemed to be its "date of issuance" regardless of the number of times transfer of such share of Series A Preferred Stock shall be made on the stock records maintained by or for the corporation and regardless of the number of certificates which may be issued to evidence such share of Series A Preferred Stock (whether by reason of transfer of such share of Series A Preferred Stock or for any other reason).

     (c) Dividend Rates. Dividends shall accrue cumulatively on each share of Series A Preferred Stock from the date of issuance at a rate per annum equal to $0.72 per share of Series A Preferred Stock calculated on the basis of the actual number of days elapsed in a year. Dividends paid in shares of Series A Preferred Stock shall be paid assuming each share of Series A Preferred Stock used to so pay has a value of $9.00.

     (d) Payment Dates. Full cumulative dividends on the Series A Preferred Stock shall be payable annually, on the last day of July in each year (each, a "Dividend Payment Date"). The first dividend payment date shall be July 31, 1996. If any Dividend Payment Date shall be on a day other than a Business Day, then the Dividend Payment Date shall be on the next succeeding Business Day. An amount equal to the full cumulative dividends shall also be payable (in cash), in satisfaction of such dividend obligation, upon liquidation as provided under Section 5, hereof, and upon redemption as provided under Section 6 hereof.

     (e) Amounts Payable. The amount of dividends payable on Series A Preferred Stock on each Dividend Payment Date shall be the full cumulative dividends which are unpaid through and including such Dividend Payment Date. Dividends which are not paid for any reason whatsoever on a Dividend Payment Date shall cumulate until paid and shall be payable on the next Dividend Payment Date on which payment can lawfully be made (or upon liquidation or redemption as provided herein). Holders of shares of Series A Preferred Stock called for redemption on a redemption date falling between the close of business on a dividend payment record date and the opening of business on the corresponding Dividend Payment Date shall, in lieu of receiving such dividend payment on the Dividend Payment Date fixed therefor, receive an amount equal to such dividend payment (consisting of all accumulated and unpaid dividends through and including the redemption date) on the date fixed for redemption. If for whatever reason all payments have not been made with respect to any share of Series A Preferred Stock as required by Section 5 on a distribution date or all payments have not been made with respect to any share of Series A Preferred Stock as required by
Section 6 on a redemption date (other than because of a failure by the holder thereof to tender such shares for payment on such date), then, notwithstanding any other provision hereof, dividends shall continue to accumulate on such outstanding shares until paid. Dividends paid by payment-in-kind shall not be paid in fractional shares (all such fractional shares being rounded down to the nearest whole number of shares); such dividends so rounded down shall be deemed paid in full).

     (f) Priority. So long as any shares of the Series A Preferred Stock are outstanding if an Event of Default has occurred and is continuing or if an Event of Default (as defined in the Senior Credit Agreement) has occurred and is continuing, (A) no dividends shall be declared or paid or set apart for payment and no other distribution shall be declared or made or set apart for payment, in each case upon the Common Stock (other than dividends paid in shares of Common Stock made to the holders of Common Stock), the Series A Preferred Stock (other than dividends paid in shares of the Series A Preferred Stock to the holders of the Series A Preferred Stock) or any Junior Preferred Stock, and (B) no capital stock of the Company (other than the Series A Preferred Stock) shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Corporation.

     5.  Liquidation Rights.

     (a) Priority. (i) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether from capital or surplus) shall be made to or set apart for the holders of Common Stock or any other shares of capital stock of the Corporation, the holders of the shares of Series A Preferred Stock shall be entitled to receive from the assets of the Corporation, whether represented by capital, surplus, reserves or earnings, payment in cash of an amount (the "Preferred Liquidation Value") equal to the greater of (i) $9.00 per share plus the value of accrued and unpaid dividends per share through the date thereof of (ii) the amount per share of Series A Preferred Stock that would have been payable had each such share been converted to Common Shares immediately prior to such event of liquidation, dissolution or winding-up pursuant to Section 7 hereof. If the assets distributable upon such liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, shall be insufficient to permit payment to the holders of the shares of Series A Preferred Stock of the full preferential amounts as set forth in this Section 5(a), then such assets shall be distributed ratably among the shares of Series A Preferred Stock.

     (ii) if, in the event of any liquidation, dissolution or winding up of the Corporation, the Preferred Liquidation Value of the Series B Preferred Stock and the Preferred Liquidation Value of the Series A Preferred Stock are not paid in full, the respective holders of the Series B Preferred Stock and of the Series A Preferred Stock shall share ratably in any distribution of assets in proportion to the full Preferred Liquidation Value to which each such series of Preferred Stock is entitled.

     (b) Junior Stock. After payment shall have been made in full to the holders of Series A Preferred Stock as provided in this Section 5 upon any liquidation, dissolution or winding up the Corporation, the Common Stock and any other series or class or classes of stock of the Corporation shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed upon such liquidation, dissolution or winding up, and the holders of Series A Preferred Stock shall not be entitled to share therein.

     (c) Notice of Liquidation. Written notice of any liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given (not less than thirty (30) days prior to any payment date stated therein), to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the stock register of the Corporation.

     (d) Liquidation. Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation, merger or other business combination of the Corporation with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, of the Corporation.

     6.  Redemption.

     (a) Mandatory Redemption. The Corporation shall redeem on July 31, 2000 all of the then outstanding shares of Series A Preferred Stock, in cash at a price per share (the "Mandatory Redemption Price") equal to the sum of (A) $9.00 plus (B) the value of accrued and unpaid dividends on such share through such date.

     (b) Special Optional Redemption. On or after July 31, 1997 (but not before), if there has been a Qualified Level of Public Trading as of the date of the notice provided for below, at the option of the Corporation, the Corporation may redeem all or part of the shares of Series A Preferred Stock then outstanding at a cash price per share equal to the sum of $9.00 plus the value of accrued and unpaid dividends on such share through the date set for redemption.

     Notwithstanding the foregoing, without the consent of a majority in interest of the lenders under the Senior Credit Agreement, the Corporation may not redeem all or any part of the shares of Series A Preferred Stock pursuant to the preceding sentence so long as indebtedness is outstanding and unpaid under the Senior Credit Agreement.

     Such option under this Section 6(b) shall be exercised by written notice to the holders of Series A Preferred Stock given at any time not less than thirty
(30) days and not more than sixty (60) days prior to the date of such redemption.

     (c) Partial Redemption. In any such optional redemption by the Corporation, if all shares of Series A Preferred Stock are not being redeemed, then the number of shares of Series A Preferred Stock to be redeemed shall be allocated among all shares of Series A Preferred Stock so that the shares of Series A Preferred Stock are redeemed from such holders in proportion to the respective number of shares of Series A Preferred Stock held by each such holder (or in such other proportion as agreed by all such holders who accept the Corporation's offer).

     7.  Conversion.

     (a) General. Each holder of a share of Series A Preferred Stock shall have the right, at the option of such holder, at any time to convert, upon the terms and provisions of this Section 7, one or more shares of Series A Preferred
Stock into
fully paid and nonassessable shares of Common Stock of the Corporation or any capital stock or other securities into which such Common Stock shall have been changed or any capital stock of other securities resulting from a reclassification thereof (such shares, the "Common Shares"). Such conversion of shares of Series A Preferred Stock to Common Shares shall be made at a conversion rate of one share of Series A Preferred Stock for a number of Common Shares equal to (x) $9.00 plus the value of accrued and unpaid dividends on such share divided by (y) the then current conversion price, as further described below. Every share of Series A Preferred Stock shall continue to be convertible, in whole or in part, even though the Corporation or a holder may have given notice of redemption with respect to such share of Series A Preferred Stock or any part thereof pursuant to Section 6 hereof, so long as such share of Series A Preferred Stock and the holder's election to convert shall have been delivered to the Corporation pursuant to Section 7(c) hereof prior to the date fixed for such redemption. The Common Shares issuable upon conversion of the shares of Series A Preferred Stock, when such Common Shares shall be issued in accordance with the terms hereof, are hereby declared to be and shall be duly authorized, validly issued, fully paid and nonassessable Common Shares held by the holders thereof.

     (b) Reference to "Conversion". For convenience, the conversion pursuant to this Section 7 of all or a part of the shares of Series A Preferred Stock into Common Shares is herein sometimes referred to as the "conversion" of the shares of Series A Preferred Stock.

     (c) Surrender, Election and Payment. Each share of Series A Preferred Stock may be converted by the holder thereof, in whole, or in part, during normal business hours on any Business Day by surrender of the share of Series A Preferred Stock, accompanied by written evidence of the holder's election to convert the preferred share of Series A Preferred Stock or portion thereof, to the Corporation at its office designated pursuant to Section 9 hereof (or, if such conversion is in connection with an underwritten public offering of Common Shares, at the location at which the underwriting agreement requires that such Common Shares (or shares of Series A Preferred Stock) be delivered). Payment of the conversion price for the Common Shares specified in such election shall be made by applying an aggregate number of shares of Series A Preferred Stock equal to the number obtained by dividing (x) the number of Common Shares specified in such election by (y) the amount obtained by dividing (A) $9.00 by (B) the then current conversion price. Such holder shall thereupon be entitled to receive the number of Common Shares specified in such election (plus cash in lieu of any fractional share as provided in Section 7(j) hereof).

     (d) Effective Date. Each conversion of a share of Series A Preferred Stock pursuant to Section 7(c) hereof shall be deemed to have been effected immediately prior to the close of business on the Business Day on which such share of Series A Preferred Stock shall have been surrendered to the Corporation as provided in Section 7(c) hereof (except that if such conversion is in connection with an underwritten public offering of Common Shares, then such conversion shall be deemed to have been effected upon such surrender), and such conversion shall be at the current conversion price in effect at such time. On each such day that the conversion of a share of Series A Preferred Stock is deemed effected, the person or persons in whose name or names any certificate or certificates for Common Shares are issuable upon such conversion, as provided in Section 7(c) hereof, shall be deemed to have become the holder or holders of record of such Common Shares.

     (e) Share Certificates. As promptly as practicable after the conversion of a share of Series A Preferred Stock, in whole or in part, and in any event within five (5) Business Days thereafter (unless such conversion is in connection with an underwritten public offering of Common Shares, in which event concurrently with such conversion), the Corporation at its expense (including the payment by it of any applicable issue, stamp or other taxes, other than any income taxes) will cause to be issued in the name of and delivered to the holder thereof or as such holder may direct, a certificate or certificates for the number of Common Shares to which such holder shall be entitled upon such conversion on the effective date of such conversion plus cash in lieu of any fractional shares as provided in Section 7(j) hereof.

     (f) Acknowledgment of Obligation. The Corporation will, at the time of or at any time after each conversion of a share of Series A Preferred Stock, upon the request of the holder thereof or of any Common Shares issued upon such conversion, acknowledge in writing its continuing obligation to afford to such holder all rights, if any, to which such holder shall continue to be entitled; provided, that if any such holder shall fail to make any such request, the failure shall not affect the continuing obligations of the Corporation to afford such rights to such holder.

     (g) Payment of Dividends. Within five (5) Business Days after receipt of any share of Series A Preferred Stock and an election to convert all or a portion of such share of Series A Preferred Stock under Section 7(c) hereof, the Corporation will pay, out of funds legally available therefor, to the holder of such share of Series A Preferred Stock in shares of Series A Preferred Stock or, at the option of the Company, in cash, an amount equal to full cumulative dividends accrued to the effective date of conversion of such shares of Series A Preferred Stock.

     (h) Current Conversion Price. The term "conversion price" shall mean initially $1.125 per Common Share, subject to adjustment. The term "current conversion price" as used herein shall mean the conversion price, as the same may be adjusted from time to time as hereinafter provided, in effect at any given time. In determining the current conversion price, the result shall be expressed to the nearest $0.01, but any such lesser amount shall be carried forward and shall be considered at the time of (and together with) the next subsequent adjustment which, together with any adjustments to be carried forward, shall amount to $0.01 per Common Share or more.

     (i) Reservation of Shares of Common Stock. The Corporation shall at all times reserve and keep available out of authorized but unissued the maximum number of shares of Common Stock into which all shares of Series A Preferred Stock from time to time outstanding are convertible, but shares of Common Stock held in the treasury of the Corporation may, in its discretion, be delivered upon any conversion of shares of Series A Preferred Stock.

     (j) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock, but, in lieu of any fraction of a Common Share which would otherwise be issuable in respect of the aggregate number of shares of Series A Preferred Stock surrendered by the holder thereof for conversion, the holder shall have the right to receive an amount in cash equal to the same fraction of the current Market Price (as defined below) on the effective date of the conversion of such shares of Series A Preferred Stock. Dividends payable pursuant to Section 7(g) above upon conversion of shares of Series A Preferred Stock which are paid by payment-in-kind shall be paid with cash in lieu of fractional shares to the extent of any fractional shares.

     8.  Adjustment to Conversion Price.

     The conversion price shall be adjusted, from time to time, as follows:

     (a) Adjustments for Stock Dividends, Recapitalizations, Etc. In case the Corporation shall, after August 1, 1995, (w) pay a stock dividend or make a distribution (on or in respect of its Common Stock) in shares of its Common Stock (except there shall be no adjustment with respect to the payment by the Company of a stock dividend to holders of its Common Stock of the shares of Strategic Abstract & Title Corporation, a Texas corporation), (x) subdivide the outstanding shares of its Common Stock, (y) combine the outstanding shares of its Common Stock into a smaller number of shares, or (z) issue by reclassification of shares of its Common Stock, any shares of capital stock of the Corporation, then, in any such case, the current conversion price in effect immediately prior to such action shall be adjusted to a price such that if the holder of a share of Series A Preferred Stock were to convert such share of Series A Preferred Stock in full immediately after such action, such holder would be entitled to receive the number of shares of capital stock of the Corporation which such holder would have owned immediately following such action had such share of Series A Preferred Stock been converted immediately prior thereto (with any record date requirement being deemed to have been satisfied), and, in any such case, such conversion price shall thereafter be subject to further adjustments under this Section 8. An adjustment made pursuant to this subsection (a) shall become effective retroactively immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

     (b) Adjustments for Issuances of Additional Stock. In case the Corporation shall at any time or from time to time after August 1, 1995 issue any additional shares of the Corporation's Common Stock ("Additional Common Stock"), for a consideration per share either (I) less than the then current conversion price immediately prior to the issuance of such Additional Common Stock, or (II) without consideration, then (in the case of either clause (I) or (II)), and thereafter successively upon each such issuance, the current conversion price shall forthwith be reduced to a price equal to the price determined by multiplying such current conversion price by a fraction, of which

     (1)  the numerator shall be

     (i) the number of shares of the Corporation's Common Stock outstanding when the then current conversion price became effective, plus

     (ii) the number of shares of the Corporation's Common Stock which the aggregate amount of consideration, if any, received by the Corporation upon all issuances of the Corporation's Common Stock since the current conversion price became effective (including the consideration, if any, received for such Additional Common Stock) would purchase at the then current conversion price per share, and

     (2)  the denominator shall be

     (i) the number of shares of the Corporation's Common Stock outstanding when the current conversion price became effective, plus

     (ii) the number of shares of the Corporation's Common Stock issued since the current conversion price became effective (including the number of shares of such Additional Common Stock);

     provided, however, that such adjustment results in a current conversion price less than the current conversion price in effect immediately prior to the issuance of such Additional Common Stock. The Corporation may, but shall not be required to, make any adjustment of the current conversion price if the amount of such adjustment shall be less than one percent (1%) of the current conversion price immediately prior to such adjustment, but any adjustment that would otherwise be required then to be made which is not so made shall be carried forward and shall be made at the time of (and together with) the forward and shall be made at the time of (and together with) the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to not less than one percent (1%) of the current conversion price immediately prior to such adjustment.

          (c) Certain Rules in Applying the Adjustment for Additional Stock Issuances. For purposes of any adjustment as provided in Section 8(b) hereof, the following provisions shall also be applicable:

          (1) Cash Consideration. In case of the issuance of Additional Common Stock for cash, the consideration received by the Corporation therefor shall be deemed to be the cash proceeds received by the Corporation for such Additional Common Stock after deducting any commissions or other expenses paid or incurred by the Corporation for any underwriting of, or otherwise in connection with the issuance of such Additional Common Stock.

          (2) Non-Cash Consideration. In case of the issuance of Additional Common Stock for a consideration other than cash, or a consideration a part of which shall be other than cash, the amount of the consideration other than cash so received or to be received by the Corporation shall be deemed to be the value of such consideration at the time of its receipt by the Corporation as determined in good faith by the Board of Directors, except that where the non-cash consideration consists of the cancellation, surrender or exchange of outstanding obligations of the Corporation (or where such obligations are otherwise converted into shares of the Corporations Common Stock), the value of the non-cash consideration shall be deemed to be the principal amount of the obligations cancelled, surrendered, satisfied, exchanged or converted. If the Corporation receives consideration, part or all of which consists of publicly traded securities (i.e., in lieu of cash), the value of such non-cash consideration shall be the aggregate market value of such securities (based on the latest reported sale price regular way) as of the close of the day immediately preceding the date of their receipt by the Corporation.

          (3) Options, Warrants, Convertibles, Etc. In case of the issuance after the date hereof, whether by distribution or sale to holders of its Common Stock or to others, by the Corporation of (i) any security (other than the shares of Series A Preferred Stock) that is convertible into Common Stock, or (ii) any rights, options or warrants to purchase the

Corporation's Common Stock, if inclusion thereof in calculating adjustments under this Section 8 would result in a current conversion price lower than if excluded, the Corporation shall be deemed to have issued, for the consideration described below, the number of shares of the Corporation's Common Stock into which such convertible security may be converted when first convertible, or the number of shares of the Corporation's Common Stock deliverable upon the exercise of such rights, options or warrants when first exercisable, as the case may be (and such shares shall be deemed to be Additional Common Stock for purposes of Section (b) hereof). The consideration deemed to be received by the Corporation at the time of the issuance of such convertible securities or such rights, options or warrants shall be the consideration so received determined as provided in Section 8(c)(1) and (2) hereof plus (x) any consideration or adjustment payment to be received by the Corporation in connection with such conversion or, as applicable, (y) the aggregate price at which shares of the Corporation's Common Stock are to be delivered upon the exercise of such rights, options or warrants when first exercisable (or, if no price is specified and such shares are to be delivered at an option price related to the market value of the subject Common Stock an aggregate option price bearing the same relation to the market value of the subject Common Stock at the time such rights, options or warrants were granted). If, subsequently, (1) such number of shares into which such convertible security is convertible, or which are deliverable upon the exercise of such rights, options or warrants, is increased or (2) the conversion or exercise price of such convertible security, rights, options or warrants is decreased, then the calculations under the preceding two sentences (and any resulting adjustment to the current conversion price under Section 8(b) hereof) with respect to such convertible security, rights, options or warrants, as the case may be, shall be recalculated as of the time of such issuance but giving effect to such changes (but any such recalculation shall not result in the current conversion price being higher than that which would be calculated without regard to such issuance). On the expiration or termination of such rights, options or warrants, or rights to convert, the conversion price hereunder shall be readjusted (up or down as the case may be) to such current conversion price as would have been obtained had the adjustments made with respect to the issuance of such rights, options, warrants or convertible securities been made upon the basis of the delivery of only the number of shares of the Corporation's Common Stock actually delivered upon the exercise of such rights, options or warrants or upon the conversion of any such securities and at the actual exercise or conversion prices (but any such recalculation shall not result in the current conversion price being higher than that which would be calculated without regard to such issuance).

                (4) Number of Shares Outstanding. The number of shares of the Corporation's Common Stock as at the time outstanding shall exclude all shares of the Corporation's Common Stock then owned or held by or for the account of the Corporation but shall include the aggregate number of shares of the Corporation's Common Stock at the time deliverable in respect of the convertible securities, rights, options and warrants referred to in Section 8(c)(3) hereof; provided, that to the extent that such rights, options, warrants or conversion privileges are not exercised, such shares of the Corporation's
        Common Stock shall be deemed to be outstanding only until the expiration dates of the rights, warrants, options or conversion privileges or the prior cancellation thereof.

          (d) Exclusion from the Adjustment for Additional Stock Issuances. No adjustment of the current conversion price under Section 8(b) hereof shall be made as a result of or in connection with the issuance of Common Shares
     (i) upon conversion of the shares of Series A Preferred Stock or Series B Preferred Stock (or the issuance of any shares of Series A Preferred Stock or Series B Preferred Stock under any Purchase Agreement) or (ii) upon exercise or conversion of the Warrants or the stock options granted to employees of the Corporation on or before July 31, 1995.

                (e) Accountants' Certification. Whenever the current conversion price is adjusted as provided in this Section 8, the Corporation will promptly obtain a certificate of a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Corporation (who may be the regular auditors of the Corporation) setting forth the current conversion price as so adjusted, the computation of such adjustment and a brief statement of the facts accounting for such adjustment, and will mail to the holders of the shares of Series A Preferred Stock a copy of such certificate from such firm of independent public accountants.

                (f)  Antidilution Adjustments under other Securities.
        Without limiting any other rights available hereunder to the holders of shares of Series A Preferred Stock, if there is an antidilution adjustment (x) under any security which is convertible into Common Stock of the Corporation whether issued prior to or after the date hereof (except for the shares of Series A Preferred Stock) or (y) under any right, option or warrant to purchase Common
        Stock of the Corporation whether issued prior to or after the date hereof, which (in the case of clause (x) or (y)) results in a reduction in the exercise or purchase price with respect to such security, right, option or warrant to an amount less than the then current conversion price or results in an increase in the number of shares obtainable under such security, right, option or warrant which has an effect equivalent to lowering a conversion or exercise price to an amount less than the then current conversion price, then an adjustment shall be made under this Section 8(f) to the then current conversion price hereunder. Any such adjustment under this Section 8(f) shall be whichever of the following results in a lower current conversion price:

          (A) a reduction in the current conversion price equal to the percentage reduction in such exercise or purchase price with respect to such security, right, option or warrant, or

          (B) a reduction in the current conversion price which will result in the same percentage increase in the number of Common Shares available under this Section 8 as the percentage increase in the number of shares available under such security, right, option or warrant.

Any such adjustment under this Section 8(f) shall only be made if it would result in a lower current conversion price than that which would be determined pursuant to any other antidilution adjustment otherwise required under this
Section 8 as a result of the event or circumstance which triggered the adjustment to the security, right, option or warrant described in clause (x) or
(y) above (and if any such adjustment is so made under this Section 8(f), then such other antidilution adjustment otherwise required under this Section 8 shall not be made as a result of such event or circumstance).

     (g) Other Adjustments. In case any event shall occur as to which any of the provisions of this Section 8 are not strictly applicable but the failure to make any adjustment would not fairly protect the conversion rights represented by the shares of Series A Preferred Stock in accordance with the essential intent and principles of Sections 7 and 8 thereof, then, in each such case, the Corporation shall appoint a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Corporation (who may be the regular auditors of the Corporation), which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in Sections 7 and 8 hereof, necessary to preserve, without dilution, the conversion rights represented by the shares of Series A Preferred Stock. Upon receipt of such opinion, the Corporation will promptly mail copies thereof to the holders of the shares of Series A Preferred Stock and shall make the adjustments described therein.

     (h) "Meaning of "Issuance". References in this Agreement to "issuances" of stock by the Corporation include issuances by the Corporation of previously unissued shares and issuances or other transfers by the Corporation of treasury stock.

          (i) Consolidation or Merger. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation shall make appropriate provision (in form and substance reasonably satisfactory to holders of Series A Preferred Stock representing a majority of the Series A Preferred Stock then outstanding) to insure that each of the holders of the Series A Preferred Stock shall thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately therefore acquirable and receivable upon the conversion of such holder's Series A Preferred Stock, such shares of stock, securities or assets as may be issuable or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon conversion of such holder's Series A Preferred Stock had such Organic Change not taken place.

          In any such case, the Corporation shall make appropriate provision (in form and substance reasonably satisfactory to the holders of Series A Preferred Stock representing a majority of the Series A Preferred Stock then outstanding) with respect to such holders' rights and interest to insure that the provision hereof shall thereafter be applicable to the Series A Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the conversion price to reflect the value for the Series A Preferred Stock reflected by the terms of such consolidation, merger or sale, if the value so reflected would cause an increase to the conversion price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from such consolidation or merger or the Corporation purchasing such assets assumes by written instrument (which may be the agreement of consolidation, merger or sale), in form and substance reasonably satisfactory to the holders of the Series A Preferred Stock representing a majority of the Series A Preferred Stock then outstanding, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

          (j)  Notices.  In case at any time

          (i) the Corporation shall take any action which would require an adjustment in the current conversion price pursuant to Section 8(a) or 8(b); or

          (ii) there shall be any reorganization, reclassification or change of the Corporation's Common Stock (other than a change in par value or from par value to no par value or from no par value to par value), or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or any sale, transfer or lease of all or substantially all of the assets of the Corporation; or

          (iii) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, in any one or more of such cases, the Corporation shall give written notice to the holders of the shares of Series A Preferred Stock, not less than ten (10) days before any record date or other date set for definitive action, of the date on which such action, distribution, reorganization, reclassification, change, sale, transfer, lease, consolidation, merger, dissolution, liquidation or winding-up shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of any such action (to the extent such effect may be known at the date of such notice) on the current conversion price and the kind and amount of the shares and other securities and property deliverable upon conversion of the shares of Series A Preferred Stock. Such notice shall also specify any date as of which the holders of the Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon any such reorganization, reclassification, change, sale, transfer, lease, consolidation, merger, dissolution, liquidation or winding-up, as the case may be.

     9. Notices. Unless otherwise expressly specified or permitted by the terms hereof, all notices, requests, demands, consents and other communications hereunder shall be in writing and shall be delivered by hand or shall be sent by telex or telecopy (confirmed by registered, certified or overnight mail or courier, postage and delivery charges prepaid), to the following addresses:

     (a) if to the holder of a share of Series A Preferred Stock, at the holder's address as set forth in the stock register of the Corporation, or at such other address as may have been furnished to the Corporation by the holder in writing; or

     (b) if to the Corporation, at SA Holdings, Inc., 1912 Avenue K, Suite 100, Plano, TX 75074-5959 or at such other address as may have been furnished in writing by the Corporation to the holders of the shares of Series A Preferred Stock.

Whenever any notice is required to be given hereunder, such notice shall be deemed given and such requirement satisfied only when such notice is delivered or, if sent by telex or telecopier, when received, unless otherwise expressly specified or permitted by the terms hereof.

                IN WITNESS WHEREOF, SA Holdings, Inc. caused this Certificate of Designations to be signed by its Chief Executive Officer this 31st day of July, 1995.

                                          SA HOLDINGS, INC.


                                          By ________________________________
                                             Jack W. Matz, Jr.
                                             Chief Executive Officer